Exhibit 10.17

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

OEM Contract between novalung and TransMedics

OEM Contract

between

Novalung GmbH,

Lotzenäcker 3

D - 72379 Hechingen

Germany

- “Company” -

and

TransMedics Inc.,

200 Minuteman Road, Suite 302

Andover, MA 01810

- “Customer” -

CONFIDENTIAL DOCUMENT

Preamble

The Company is a medical technology company, which, since 2003, has developed, produced and distributed the first extracorporal, interventional lung assist device under the name “iLA”, which provides extra pulmonary gas exchange to enable lung and remote organ protection.

The Customer ensures within its sales network technical and medical training to handle the OEM product from the Company. The Customer’s sales activities are limited to integration of the product with it’s Organ Care System for sale or distribution to clinical end users or sales or distribution within the Customer’s distribution network, with final destination of sales to clinical end user.

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Section 1        Product/Sale of Product/Exclusivity

(1)	The Company manufactures an OEM device (“Product” or “OEM Product”) of the interventional lung assist “iLA” with the technical specifications as set out in Exhibit 1.1 (Technical Specifications of Product).

The OEM Product is designed for use within Customer’s Organ Care System (OCS), specifically within a component of the OCS called the Cardiac Disposable Set (CDS).

(2)	For the avoidance of doubt it is provided that the Customer is only allowed to sell the Product to clinical end users or to sell or distribute the Product within the Customer’s distribution network, with final destinations of sales to clinical end users. Thus, the sale of the Product by the Customer will be limited to OEM sales in connection with the sale of Customer’s Organ Care System or any component thereof.

(3)	Customer agrees to exclusively include Company’s OEM Product as the sole third party, non-organ “gas exchange device” within any Organ Care System, or component thereof, that is sold commercially to a clinical end user, within the contract period. Company therefore guarantees special pricing as defined in Exhibit 5. This grant of exclusivity notwithstanding, Customer shall not be prevented from using any other gas exchange device for research and development, qualification of a backup supplier, or use within a clinical trial that is conducted to gain regulatory approval to sell Customer’s products.

Section 2        Intellectual Property Rights

(1)	Save as aforesaid, the Customer acknowledges that it has no rights and that this agreement grants no rights in any intellectual property rights (patents, trademarks, logos, know-how and the like) relating to or in connection with the Product (“Intellectual Property Rights”). Customer is permitted to develop a gas exchange device of its own, provided it does so without the use of any of Company’s confidential information, and in such a case Customer will acquire any and all intellectual property rights to its own inventions. Customer will not compete with Company in Company’s core business i.e. extrapulmonary ventilation or pulmonary support of acute and / or chronic patients.

(2)	If the Customer makes any claims or statements in respect of the Product in its own catalogues, promotional literature, advertisements or the like it shall first obtain the Company’s written approval.

(3)	The Customer will promptly comply with any written instructions of the Company with regard to use or identification of the Company’s Intellectual Property Rights.

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(4)	The Customer will at all times comply with the provisions regarding the Company’s patents and trademarks as set out in Exhibit 2.4.

Section 3        Quality Terms and Conditions

Both, the Company and the Customer will at all times comply with the quality terms and conditions as set out in Exhibit 3.

Section 4        Territory and Regulatory Approval

The Customer has the unlimited right to sell the OEM Product worldwide solely for OEM purposes as referred to under section 1 subsection 2 (Product/Sale of Product/), depending on registration status.

Section 5        Minimum Purchase Commitment

The Customer will purchase the following volume of the OEM Product as specified in Exhibit 5 from the Company during the term of this agreement (“Minimum Purchase Commitment”). For the avoidance of doubt it is provided that if the Minimum Purchase Commitment is not met by the Customer, the Company shall have the right to terminate the agreement with immediate effect.

Pricing for the Product during the Fixed Term is set out in Exhibit 5 as well. All prices are net and exclusive of shipping.

Section 6        Termination and Validity of Contract

(1)	The contract shall be entered into for a fixed term of 5 (five) years from the date of signing (“Fixed Term”). The contract must be signed by the legal representatives (General Management - Geschäftsführung) of both parties.

(2)	If the contract is not terminated 6 (six) months before the end of the Fixed Term by either party, it automatically extends for an indefinite term and may be terminated with a notice term of 6 (six) months to the end of a calendar month.

(3)	A termination of the contract has to be given in written form to the other party signed by the legal representative of the terminating party.

(4)	Irrespective of this provision each of the parties hereto shall always have the right to terminate the agreement with immediate effect, if there is a good reason (wichtiger Grund).

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(5)	Customer shall have the right to terminate this contract if Company fails to meet any of the following terms:

a.	Company shall deliver Product which meets the technical specifications of Exhibit 1.1;

b.	Company shall deliver Product which meets the Quality Requirements of Exhibit 3;

c.	Company shall deliver the full quantities of Products ordered according to the delivery schedules specified in a Purchase Order submitted by the Customer.

Section 7        No Agency

The relationship between the Company and the Customer is that of vendor and purchaser and nothing in this agreement shall be construed as giving the Customer authority to enter into obligations on the Company’s behalf, or to act as the Company’s agent for any purpose; nor shall the Customer hold itself out as having any such authority. The Customer shall make no representations about the Product or the Company’s business which have not been authorized by the Company.

Section 8        Supply of Product/Forecasting/Purchase Orders

(1)	No order shall be effective until approved and accepted in writing by the Company.

(2)	Forecasting starting with the calendar year 2009:

Timing: Customer will provide Company with a [**] month rolling forecast on a [**] basis. [**] months before the end of each [**], Customer will deliver its forecast for the next [**] months.

Content: Each forecast will show Customer’s anticipated [**] requirements for the Product for the next [**] months.

Binding Commitment: Each [**]-month forecast will consist of a [**]-month forecast that is binding on Customer and may only be varied by [**]% of the forecast and a non-binding forecast for the [**] months. If the Company does not notify Customer in writing of its objection to a forecast, then Company is obligated to supply the quantities indicated in Purchase Orders that are in accordance with the forecasts.

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(3)	The Customer will issue to the Company specific purchase orders (“Purchase Orders”) for the Product covered by this agreement. Each Purchase Order shall be in the form of a written or electronic communication and shall contain the following information: (i) a description of the Product by part number; (ii) the quantity of the Product; (iii) the delivery date or shipping schedule; (iv) the location to which the Product is to be shipped; (v) transportation instructions. Each order shall provide an order number for billing purposes and may include other instructions and terms as may be appropriate under the circumstances. Such Purchase Orders only shall become binding upon the Company if the Company has accepted and agreed to such Purchase Orders in writing.

Section 9        Terms of Payment

(1)	Irrespective of prices and provided that the parties have not agreed otherwise in writing, the following shall apply:

•	Terms of payment: 30 days net from Customer’s receipt of Company’s Invoice, but in no event earlier than 30 days from Customer’s receipt of the Product

•	Terms of delivery: ex works Hechingen (Incoterms)

•	Country of origin: Germany

(2)	Any invoiced amounts that become more than thirty (30) calendar days “past due”, shall be subject to default interest (Verzugszins) of one and one half (1.5) percent per month from the due date.

Section 10        Warranties

(1)	The Company hereby warrants that the Product shall be made of sound materials and good workmanship and shall be fit for purpose when used in accordance with the instructions for use and any manuals or technical literature supplied by the Company.

(2)	Without prejudice to any other of its rights the Customer may by notice in writing to the Company reject any or all of the Products that fail to comply with the requirements set out in subsection 1 above and such notice shall state the reason for the rejection.

(3)	The Customer shall be deemed to have accepted the Product no later than [**] working days after delivery unless written notice of rejection is served.

(4)	If any of the Products do not conform with any of the warranties provided in subsection 1 hereof, the Company shall at its discretion repair or replace such Product (or the defective

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part) or refund the price of such Product provided that, if the Company requests so, the Customer shall at Company’s expense return it to the Company.

(5)	Any other statutory provisions on liability as well as misrepresentations and warranties concerning the Company shall be hereby excluded, except for gross negligence and intent (grobe Fahrlässigkeit und Vorsatz) of the Company.

Section 11        Confidentiality

(1)	Scope. The term “Confidential Information” as used herein shall mean any and all information disclosed by a party in written or other tangible form which is clearly marked as being confidential or proprietary information of the party; or oral information designated as confidential in writing within 30 days after disclosure. The parties acknowledge that all forecasts provided by the Customer hereunder, all information on orders, purchases, shipping destinations, pricing and the like, shall constitute the Confidential Information of the Customer.

(2)	Non-Disclosure and Non-Use. The receiving party (“Receiving Party”) shall not disclose any Confidential Information in any form to any third party without the prior written consents of the disclosing party (“Disclosing Party”) and shall use the same degree of care, but at least reasonable care, in safeguarding such Confidential Information from disclosure as with its own Confidential Information. The Receiving Party shall use the Confidential Information of the other party only for the purpose of performing its obligations under this agreement. Such restrictions shall not apply to the extent that Confidential Information is required to be disclosed by the Receiving Party to comply with applicable laws, government regulations, or the rules of a stock exchange, provided that the Receiving Party provides prior written notice of such disclosure to the Disclosing Party and takes reasonable and lawful actions to oppose and minimize the extent of such disclosure.

(3)	Exceptions. Confidential Information does not include information that (i) is or becomes in the public domain without violation of this agreement by the Receiving Party; (ii) is known to the Receiving Party, as shown by written or other records, prior the disclosure by the Disclosing Party; (iii) is at any time independently developed by employees of the Receiving Party who have not had access to the Confidential Information, or (iv) is received by the Receiving Party from a third party having no obligation of confidentiality to the Disclosing Party.

(4)

Employees and Others. The Disclosing Party acknowledges that the Receiving Party may need to disseminate Confidential Information to its employees or authorized third parties. The Receiving Party agrees to cause any such employee or third party to whom Confidential Information is transmitted to be bound to the same obligation of secrecy and confidentiality that the Receiving Party is bound to. This obligation to maintain confidentiality in accordance

OEM Contract between novalung and TransMedics	7

with this section shall survive for five (5) years after termination of this agreement. Within 15 days of termination of this agreement, upon the Disclosing Party’s request, the Receiving Party shall return all Confidential Information to the Disclosing Party, or certify in writing that is has destroyed all Confidential Information of the Disclosing Party.

Section 12        Indemnification

(1)	Subject to the provisions of this subsection 2 below, the Company shall indemnify the Customer against any liability incurred by the Customer in respect of damage to property, death or personal injury arising from any fault or defect in the materials or workmanship of the Product and any reasonable costs, claims, demands and expenses arising out of or in connection with that liability (“Relevant Claim”), except to the extent that the liability arises as a result of the action or omission of the Customer.

(2)	The Customer shall immediately after it becomes aware of a Relevant Claim:

a)	give notice to the Company and provide all information reasonably requested by the Company;

b)	allow the Company to have the exclusive conduct of any proceedings and/or take whatever action the Company may direct to defend the matter, including the use of lawyers specified by the Company;

c)	not admit liability or settle the matter without the Company’s prior written authorization.

Nothing in this agreement shall render either party liable to the other party for any loss of profits or for any indirect, unforeseeable, consequential or economic loss or damage.

Section 13        Product Liability Insurance

The Customer and the Company shall maintain a product liability insurance for the duration of this agreement of not less than $5,000,000 per annum and $5,000,000 per case with a reputable insurer and shall provide a copy of the insurance policy and proof of payment of the current premium to the Customer/Company upon request by the latter. However, it is the mutual understanding between the parties that each of the product liability insurances of each of the parties shall only be responsible for any product liability damages causes by the respective party’s part used in the organ preservation, maintenance, transport or resuscitation machines. Thus, the Company shall only be subject to product liability if the OEM Product has caused the product liability damage.

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Section 14        Limitation of the Company’s Liability

In no event – except for gross negligence and intent (grobe Fahrlässigkeit und Vorsatz) – shall the Company:

a)	be liable to the Customer or any distributor, dealer, purchaser, or user of any of the specified products supplied by the Customer for any damages, claims, or other demands whatsoever resulting from, by reason of, or arising out of the misapplication, misuse, unauthorized use, or any other use of any of the specified products which is not in strict accordance and compliance with all directions, instructions, cautions, and warnings provided by the Company in connection with said products;

b)	be liable to the Customer or any distributor, dealer, purchaser, or user of any of the specified products supplied by the Customer for any damages, claims, or other demands whatsoever resulting from, by reason of , or arising out of the Product’s modification by a third party other than the Company.

Section 15        Jurisdiction and Applicable Law/Arbitration

This agreement shall in all respects be governed by and construed in accordance with German law, excluding its conflict of law rules and excluding the United Nations Convention of Contracts for the International Sale of Goods as of 11 April 1980 or the United Nations Convention of the Limitation Period for the International Sale of Goods as of 14 June 1974, both as amended.

All disputes arising in connection with the agreement shall be settled under the rules of Conciliation and Arbitration of the International Chamber of Commerce in Paris by three arbitrators appointed in accordance with the said rules. The language of arbitration shall be English and German language and the place of arbitration is Hechingen, Germany.

Section 16        Counterparts

This agreement shall be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 17        Right of Retention/Set Off

The Customer shall not be entitled to make use of any rights of retention (Zurückbehaltungsrecht) or set off (Aufrechnung) with any claims it may have unless such claims have become binding and unappealable upon a judicial order.

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Section 18        Miscellaneous Terms

(1)	All notices, requests, demands and other communications to be given hereafter shall be in writing, and shall be deemed to be sufficiently given if and when mailed by registered mail, postage prepaid or sent by facsimile to the direct telefax extensions of the management of each of the parties hereto, which are for novalung (+49 (7471) 984 88 15) and for TransMedics (978-685-9562). Telefaxes sent to other telefax extensions shall not be deemed sufficient.

(2)	The terms and conditions herein contained constitute the entire agreement between the parties. Any changes in the conditions and rules governing this contract will not be effective unless signed in writing by duly authorized officers or representatives of the two parties, specifically referring to this agreement. This also applies to this requirement of written form.

(3)	This agreement shall be binding upon and inure to the benefit of the parties, their legal representatives, successors and assigns. In the event that a provision of this agreement is void or invalid, the validity of any other provision of this agreement shall not be affected thereby. Rather, the parties shall use best efforts to replace the void or invalid provision by a valid provision which comes as close as possible to the commercial understanding of the parties expressed in the void or invalid provision.

(4)	If Novalung or the iLA product line shall be acquired by or its assets otherwise transferred to a third party, Company shall require that any third party acquirer of Novalung or the iLA product line be bound by all relevant provisions of this Agreement, including, without limitation, this Section 18.4.

Hechingen, D., 18 Jan 2007 (Place, Date)	Andover, MA, 17 Jan 2007 (Place, Date)

/s/ Georg Matheis	/s/ Waleed Hassanein
Novalung GmbH	TransMedics Inc.

Exhibits to OEM Contract between novalung and Transmedics

List of Exhibits

Exhibit 1.1	Technical Specifications of the Product

Exhibit 2.4	Patents and Trademarks

Exhibit 3	Quality Requirements

Exhibit 5	Minimum Purchase Commitment

Exhibits to OEM Contract between novalung and Transmedics

Exhibit 1.1        Technical Specifications of the Product

Technical specification V 1.0/05	TransMedics

General Specifications

Technical specifications	“iLA” device [**].

[When we update the product with the new connector, we will do a simple amendment to the contract to substitute a new specification]

packing and shipment	sterile, adequately packed to maintain sterility and protect product from damage

Changes to Product	All product changes in performance or configuration, must be agreed to by both parties. All product changes in process, material, or supplier, and implementation schedules, must be communicated by Company immediately. In the case of any unsolicited change required by the Company due to unforeseen changes such as a supplier obsoleted part/material, Company will give Customer a [**] month notice of the change and an opportunity to purchase a supply of product prior to implementation of the change up to the amount forecasted for the following [**] months.

[**]

Exhibits to OEM Contract between novalung and Transmedics

Exhibit 2.4        Patents and Trademarks

(1)	The Customer may use the Company’s trademarks, trade names or symbols within the Territory only for the purpose of exercising its rights and performing its obligations under this agreement.

(2)	The Customer shall ensure that each reference to and use of the Company’s trademarks, trade names, any other symbols or patent rights by the Customer is in a manner from time to time approved by the Company in writing.

(3)	The Customer shall not

(a)	(a) alter, remove or tamper with any trade names, trade marks and symbols, or numbers, or other means of identification used in relation to the Product;

(b)	use any of the Company’s trade names, trade marks and symbols in any way which may prejudice their distinctiveness, validity or goodwill of the Company;

(c)	use within the Territory any trade marks or trade names so resembling any trade marks or trade names of the Company as to be likely to cause confusion or deception.

(4)	The Customer shall not acquire any title whatsoever to the Company’s trade names and trade marks or any other symbols or patent rights.

(5)	The Customer shall neither register, nor have registered, any of the above mentioned trade marks, trade names, symbols or patent rights of the Company (or trade marks or trade names which are similar to those of the Company) in the Territory or elsewhere. This does not, however, apply to such registration that is required by law or regulation within the Territory, including but not limited to user registration. However, the Customer shall not execute such registration without the prior written consent of the Company.

(6)	The Company shall at its own cost defend any claim against Customer or Company from a third party alleging that the Product infringes a third party’s present or future industrial proprietary rights, including any patent, trademark or copyright or any advertising or promotion material supplied to the Customer by the Company, except in the case when the infringement is the direct result of Customer’s integration of the Product into its Organ Care System or component thereof. This section is in lieu of and replaces any other express, implied or statutory warranty against infringement.

Exhibits to OEM Contract between novalung and Transmedics

(7)	The Customer shall inform the Company in writing or by facsimile to Company (+49 7471 98488-15)of all claims of infringement of intellectual property rights of the Company, which come to its notice. The Customer further agrees to cooperate with the Company at the Company’s expense with respect to any legal action which the Company deems necessary to establish and preserve the Company’s rights in and to its trade marks, trade names, symbols and patent rights.

(8)	The right to use the Company’s trade marks and trade names or symbols, as provided for under this Exhibit, shall cease immediately for the Customer on the expiration or termination for any reason of this agreement, provided however that Customer is permitted to continue its use of such trade marks, trade names or symbols until all of Customer’s inventory of Company’s Product is exhausted.

Exhibit 3

QUALITY REQUIREMENTS

TransMedics — Novalung GmbH (Company)

Supply Agreement – Quality Rider

/s/ Georg Matheis, 1/19/07
Novalung GmbH Print/Sign Name and date

/s/ Waleed Hassanein, 1/17/06
TransMedics Print/Sign Name and date

1.0    Purpose

The purpose of Exhibit B is to define the requirements, responsibilities, and goals of Novalung GmbH (Company) with respect to TransMedics, Inc (Customer) product quality. This plan covers the products manufactured by Novalung GmbH for Customer. This document is necessary to ensure the quality of Customer products and Customer compliance to ISO 13485:2003 Quality System Standard and FDA/QSR (formerly GMP) 21CFR820 regulations.

2.0    Order of Precedence

In the event that there is a conflict in documentation, the following order of precedence is in effect.

•	Purchase Order

•	Supply Agreement

•	Customer Documentation

•	Novalung GmbH Documentation

3.0    References

4.0    Definitions

FMD: Finished Medical Device

HLA: High Level Assemblies

ASL: Approved Company List

Material:	means Raw materials, Material, manufacturing materials, substances, pieces, parts, sub-assemblies, software, firmware, in-process devices, finished devices and labeling (including literature) which are intended to be included as part of or with the finished, packaged, and labeled device.

Validation:	means confirmation by examination and provision of objective evidence that the particular requirements for a specified intended use can be consistently. As it pertains to a process, it means that a process consistently produces a result or product meeting its predetermined specifications.

Verification:	means confirmation by examination and provision of objective evidence that specified requirements have been fulfilled.

5.0    Workmanship

All Material and HLA should be manufactured in accordance with Customer Workmanship Standard, Procedure No. 10060 and the specific controlling Customer Part Number Specifications.

6.0    Maintenance and Control

Exhibit B, upon agreement of both Customer and Novalung GmbH, will be a living document that resides in the Customer Company file. Updates must be signed off by both a Quality Assurance Representative from Customer and Company. Any update must be appended in the CONTRACT and shall be valid only when made in writing and agreed upon by both Customer and Company.

7.0    Quality System

Company shall establish and maintain a Quality System that will ensure that the quality requirements for Material, HLA and FMD are met.

Product quality requirements are flowed down to Company through either the Customer specification or P.O. (via special notes). Company shall establish means to define, document (in writing or electronically) and implement procedures necessary to implement the Quality System.

Company shall identify a Quality System Management Representative who shall be responsible for ensuring that quality system requirements are established and maintained to effectively meet Customer quality requirements. Company management with executive authority shall periodically review the effectiveness of the Quality System. Results of the review and effectiveness shall be made available to Customer during a Customer audit.

The Quality Representative for Company and Customer shall meet on a periodic basis to review the performance of Company’s Quality System. Internal audits at Company shall be performed to assure that the Quality System can consistently and effectively meet the quality requirements for the products.

8.0    Document Controls

Company shall control internal documents required by the Quality system. The controls shall ensure that documents are reviewed and approved before distribution and those changes to the documents are reviewed and approved by personnel comparable to those who reviewed and approved the document. Documents shall be located to be readily available at their point of use. Obsolete documents shall be removed to prevent their unintended use.

Company shall only input officially released Customer documentation into its Document Control system. Any other copy is for reference only. Company should confirm, to Customer, in writing or electronically that they have received documentation from Customer. All Customer controlled documentation should be forwarded to Company Program Manager, or designee.

Company Program Manager or designee shall communicate changes to Customer documents to appropriate personnel in a timely manner. Where document changes might affect the quality of the products such changes shall be communicated to Customer. Records of changes shall be kept and shall include the date the change becomes effective.

Customer will inform Company in writing in a timely manner if the Customer product requirements change. Company has 2 business days to review changes and respond back to Customer with any exceptions, price changes and effectivity date.

9.0    Purchasing Controls

Company shall evaluate Companys, subcontractors and service providers to determine their ability to provide products that conform to the specified requirements. The evaluation must be documented. The documentation shall include the criteria for acceptance and the extent to which control must be established over the Company. Records of acceptable Companys shall be kept. In the event that the Company is Customer specific, Customer will evaluate their ability to provide products that meet specified requirements. Company will be responsible for maintaining an acceptable Quality level for all Companys through production.

Purchased products shall be described to the detail necessary to clearly convey the requirements for the products. The specifications and requirements necessary to ensure the quality of the purchased product must be documented and conveyed to the Company.

Company shall maintain the identity of product during all stages from receiving, to production to delivery to ensure that only the correct, conforming products are delivered.

Purchased product shall be bought in accordance with the Customer ASL. There shall be no variance from the ASL unless written authorization is given by Customer. TransMedics shall be responsible for determining whether verification is required for any changes/additions to ASL. This will be based upon individual form, fit or function criteria, as defined by TransMedics.

Purchased product shall be inspected, tested and accepted as conforming to specified requirements. Records of acceptance or rejection shall be documented.

10.0    Production and Process Controls

Company shall develop, conduct, control and monitor production processes to ensure that product conforms to its specifications. Company shall establish approval processes for those processes used in production of the products, and perform Process Validation, where appropriate.

The guidelines to be used for determining whether a process should be validated are as follow, “When a process cannot be fully verified by subsequent inspection and test, then the process shall be validated with a high degree of assurance”.

Verification/Validation of processes shall be completed prior to production. There shall be no variance unless written authorization is given by Customer. If Company elects not to validate a particular process, then a written explanation as to why such process was not validated should be fully documented.

Company shall determine the process controls that are suitable. Process controls shall include, but not limited to:

•	Documented instructions and procedures

•	Compliance with reference standards

•	Workmanship criteria expressed in documented standards

Company shall implement controls necessary to prevent contamination of manufacturing materials, equipment and product to avoid any adverse affect on the products.

Company shall ensure that the equipment used shall be appropriate for the production requirements and be maintained according to a maintenance schedule that ensures the manufacturing specifications are consistently met. Records of maintenance shall be documented and maintained. Inspections shall be performed to determine that the equipment is maintained as specified in the maintenance schedule. The inspections shall be documented. Where adjustment of equipment is necessary, the allowable tolerances and limits shall be readily available to those performing the adjustment.

Where a material used in the manufacturing process that might have an adverse effect on the products, Company shall ensure that said material is removed from the products to the extent that the residual material will not harm the product.

Software used to automate parts of the manufacturing process or Quality System shall be validated that it is suitable for the intended use.

Company shall provide a process flow map that illustrates all HLA and FMD product delivered to Customer.

11.0    Traceability

Company shall maintain the identity of product during all stages from receiving to shipment, in order to ensure that only the correct, conforming products are delivered.

In addition, Company will record serial numbers for all HLA and FMD product delivered to Customer. The FMD serial number shall be capable of tracing back to the individual DHR.

12.0    Inspection, measuring, and test equipment

Company shall ensure that all inspection, measuring, and test equipment, including mechanical, automated, or electronic inspection and test equipment, is suitable for its intended purposes and is capable of producing valid results.

Company shall establish and maintain procedures to ensure that equipment is routinely calibrated, inspected, checked, and maintained. Records of calibration shall be maintained. In the event that uncalibrated Test Equipment was used during the processing of product for Customer, Customer should be immediately notified.

Test Equipment, used during the acceptance of product for Customer, requires Validation. If test equipment is being developed by Company, then it is the responsibility of Company to create the Validation Protocol, run the Protocol and document the results. If the test equipment is being transferred to Company from Customer then it will be the responsibility of Customer to provide the necessary documentation, run the Validation and document the results. Any modification to an already validated piece of Test Equipment will need written approval from Customer.

13.0    Acceptance Testing

Company shall ensure that in-process product shall be controlled until the required Quality Assurance measures are completed and necessary approvals are received and documented.

Company shall ensure that finished product be held until acceptance criteria have been met. Release to shipping shall take place after the production activities are complete, the data and documentation is reviewed and release is authorized by signature and date of approval.

Company shall maintain the acceptance status of the products throughout manufacturing, packaging, labeling and shipment of the products, to ensure that only the products that have passed the required acceptance activities is complete.

Company shall inspect products before packaging for delivery to ensure the quality of delivered product. Records of the inspection records shall be sent with each lot.

14.0    First Article

Company shall perform a First Article inspection with the introduction of a new product to Company. If requested by Customer, a first article may be performed after an Assembly drawing change. A complete First Article will include a tagged First Article item and evidence that all attributes of that item were inspected and determined to be acceptable. Where applicable, the item will be verified against attributes consisting of all BOM, labeling, and assembly documentation. First Articles will be recorded on a First Article form Customer generated by Company. At the request of Customer, Company shall forward a copy of the completed form and/or First Article assembly to Customer for review.

Shipment of additional Production assemblies is contingent upon successful acceptance of the First Article assemblies. Company will receive written authorization from Customer once Qualification has been completed. At the conclusion of this phase, Company will be asked to maintain a “gold sample” that will be retained.

Nonconforming First Articles will not be accepted unless Company has first obtained a Process Deviation Authorization from Customer.

15.0    Nonconforming Product

Company shall control product that does not meet specifications to ensure that nonconforming product is not distributed, without explicit approval by Customer. Control of nonconforming product shall include the identification, documentation, evaluation, segregation and disposition of the nonconforming product. The evaluation shall include the determination of the need for an investigation, corrective action and the notification of the organization responsible for the nonconformance.

Company shall identify the persons responsible for the review and disposition of the nonconforming product. The review and disposition of nonconforming product shall be documented.

Rework procedures shall be established that include the processes to be used, the retesting and reevaluation of nonconforming product after the rework. The rework and reevaluation activities shall be documented.

16.0    Corrective and Preventative Action

Company shall establish a system for determining the causes of nonconforming product and correcting those causes to prevent the nonconformance from recurring. The system shall include the analysis of work, audit reports, returned product, complaints, process metrics and other sources of data to identify the existence of potential causes of nonconforming product. Analysis applies to both Off-The-Shelf and Customer custom designed Material. In the event that Company is unable to receive timely resolution, from a Customer specific Company, then Company should contact Customer for assistance.

The corrective and preventative action system shall include the investigation of the potential causes of nonconforming product, the identification of the actions needed to correct and prevent the recurrence of nonconforming product, verification of the effectiveness of the corrective action, changes to processes needed to correct the causes of nonconforming product and ensure that the information about the quality problem is disseminated to those directly responsible for assuring the quality of the product.

Objective evidence demonstrating Corrective/Preventative Action must be present with the response, e.g. DCO’s, updated method sheets, inspection sheets, 1st article, Company responses, training records, etc. A Company response stating that a document was updated is not acceptable. The response should also list the affectivity date or P.O. /M.O. or ship date of the Corrective Action.

17.0    Customer Returned Goods (CRG)

Material/HLA’s/FMD’s returned to Company as a result of a field complaint will be documented by Customer.

Company should process all TransMedics customer complaint Material, HLA or FMD within 5 business days of receiving the material. A written response should be provided to Customer within the 5 days. The failed product will be handled separately.

In addition, Company will be required to complete a CAPA Report which lists the Root Cause and Corrective Action. All other returned material should be processed within 30 business days.

18.0    Labeling

Company shall ensure that label(s), if required, for the products remain legible and affixed during handling. Labels shall be inspected before they are released for use. Labels shall be stored to prevent mix-ups. Labeling operations shall be controlled to ensure that the correct label is placed in the correct place on the products.

19.0    Records

The records required by this agreement shall be maintained at Company’s facility. These records must be made available.

Customer requires that all Customer related documents be retained and archived for a period of seven years after Customer has announced end-of life for the product. Once the seven years has been reached, a decision will be made between Customer and Company on where the documents will be stored. Customer will inform Company when product end-of-life has been announced. Examples of Customer related documents are: Company audits, training records, and calibration records, test data, Certificate of Conformance (C of C), Rework/Repair Travelers and Device History Records. If Company has a question as to whether a document should be retained then Company should contact the Customer Quality Representative. No records should be destroyed without written consent from Customer.

If required by the individual P.O. or Customer documentation, the contents of what is to be recorded on data sheets and Device History Records (DHR's) will be provided by Customer.

If required, by the individual P.O., Customer documentation, Certificates of Conformance, Acceptance Test Data, should be shipped with the material to Customer. Company is required to keep a copy of the C of C, regardless of whether it was shipped with the product. This applies to both new production or reworked material.

20.0    Statistical Techniques / Continuous Improvement

Company shall use statistical techniques where appropriate to establish, control and verify the acceptability of process capability and product characteristics. This information should be used to monitor in-house defects as well as to continuously improve Quality of Customer product. A copy of this information will be forwarded to Customer upon request.

21.0    Process/Product Yields

Product quality targets are defined with WIP 97.5, as calculated at Customer Incoming /Manufacturing, six months after release of individual Material/HLA’s/FMD’s. If Company does not reach these targets, then every effort should be made by Company to remedy the problem(s) and correct any in-house deficiencies.

22.0    Audits

Company’s Quality System is subject to be audited by Customer. The audit will be conducted by Customer, or other authorized, personnel. Company will be given ample advanced notice and will be provided an agenda as well as the names of the personnel scheduled to be part of the audit.

23.0    Approvals

Company shall maintain a general Quality System in accordance with ISO 9001:2000 and 13485:2003.

Company shall immediately notify Customer Quality Assurance Representative of any substantial changes in their Quality System or certification status.

24.0    Recall

In the event of any recall of any Company Finished Product(s), caused by Company’s sole negligence, whether in or out of warranty, (i) Company shall rework or replace the recalled Finished Product(s) without charge to Customer.

25.0    Preventive Maintenance

Company shall establish procedures, responsibilities, and instruction for assuring that a Preventive Maintenance (P/M) program is established and to guarantee that all applicable plant maintenance and production equipment is properly maintained. The P/M plan should ensure that all applicable equipment is maintained to provide optimum operational readiness and that it is capable of meeting its intended use. The P/M program pertains to production equipment, including fixed machinery, tooling (molds, dies, jigs, fixtures) and plant maintenance.

26.0    Packaging

All Material/HLA’s/FMD’s shall be packaged in order to prevent from being damaged during normal handling. The outside of the box should include the packing slip and C of C (if required). The outside shipping box should be marked with Customer P.O., P/N, Revision and Qty, at a minimum. In addition, a list of all the serial numbers shall be included with each ship box, if applicable.

27.0    Terms of Exhibit 3

Exhibit 3 shall govern all deliveries of products after 01 MAY 2007.

Exhibits to OEM Contract between novalung and Transmedics

Exhibit 5        Minimum Purchase Commitment

Year	Number of Units Gas Exchanger Device	Net Price (EUR/Unit)
2007	[**]	[**]
2008	[**]	[**]
2009	[**]	[**]
2010	[**]	[**]
2011	[**]	[**]
2012	[**]	[**]

[**](A)	The quantities from 2009 and later are not fixed and will instead be determined by the forecasts according to Section 8 of this Contract. Pricing is valid for a minimum order quantity and shipment quantity as defined below.

(B) Minimum order and shipping quantities: [**] pcs. per order and [**] pcs. per shipment.

(C) It is contemplated that the Product Specification will be updated to reflect a new TransMedics-specific connector. At that time, the parties will agree to a simple contract amendment substituting the new specification for the old one, and all Purchase Orders placed after the date of the amendment will be for the new Product with the new connector.

Possible future product changes requested by Customer require a contract amendment substituting the new specification for the old one, including changes in pricing.

Delivery schedule 2007:

Immediate delivery of [**] pcs. to close out Purchase Order P500395 from 07/17/06

[**] pcs. by end of May

[**] pcs. by end of September

[**] pcs. by end of December

Exhibits to OEM Contract between novalung and Transmedics

Delivery schedule 2008:

[**] pcs. by end of March

[**] pcs. by end of May

[**] pcs. by end of July

[**] pcs. by end of September

[**] pcs. by end of November

quantity / delivery will be defined by TransMedics Purchase Orders.